UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           Magnum d'Or Resources Inc.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                             Digital World Cup Inc.
                         -----------------------------------
                           (Former name of Registrant)

           Nevada                                    98-02152222
-------------------------------             -----------------------------
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)                 Identification No.)



                         140 The Donway West, Suite 404
                            Toronto, Ontario M3C 2G3
              -----------------------------------------------------
           (Address of Principal Executive Offices including zip code)

                          2004 Consulting Services Plan
                            (Full title of the plan)

                            Christopher J. Moran, Jr.
                             4625 Clary Lakes Drive
                             Roswell, Georgia 30075
                     (Name and address of agent for service)
                                 (770) 518-9542
          (Telephone number, including area code, of agent for service)

-------------------------------------------------------------------------------

Title of each       Amount to be  Proposed maximum  Proposed maximum   Amount of
class of securities  registered   offering price      aggregate     registration
to be registered                   per share       Offering price     fee
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Common stock       25,000,000 shares  $0.15        $3,750,000.00      $476.25
$.001 par value
-------------------------------------------------------------------------------


     1) Computed pursuant to Rule 457 [c] of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per unit, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the NASDAQ OTC Bulletin Board for the common stock on February 12, 2004.


                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents sent or given to the relevant officers, directors, employees, consultants or advisors of Magnum d' Or Resources Inc., formerly known as Digital World Cup, Inc., a Nevada corporation ("Registrant").

                                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The  following   documents  are   incorporated   by  reference   into  this
Registration Statement and made a part hereof:

     (A) Registrant's Form 10-KSB as filed for the year ended September 30, 2002. Registrant's Form 10-KSB/A as filed for the year ended September 30, 2003.Registrant's Form 10-QSB as filed for the periods ended December 31, 2002 and March 31, 2003. Registrant's Forms 8-K as filed on March 12, 2003, March 28, 2003, April 7, 2003 June 17, 2003, July 25, 2003, September 5, 2003, September
11, 2003, November 18, 2003, October 27, 2003 and on even date; and Registrant's Form 10-QSBs as filed on May 15, 2003, August 11 2003, on September 3, 2003 on October 25, 2003, November 12, 2003 and February 12, 2004.

     (B) All other  reports  which may be filed by the  Registrant  pursuant  to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's Form 8-A for the year ended September 30, 2003, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     (C) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4. Description of Securities.

Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Officers and Directors.

     Under the Nevada Business Associations Act (the Business Association Act Title 7, Chapter 78, directors of the Company will be liable to the Company or its shareholders for (a) the amount of a financial benefit received by the director to which the director is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) certain unlawful distributions to shareholders; and (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     The Company's Articles require the Company to indemnify each director and officer of the Company and his or her respective heirs, administrators, and excutors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he or she may be made a party by reason of the fact that he or she is or was a director or officer of the Company, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

     The Company may, at the discretion of the board of directors, indemnify any person who is or was a party or is threatened to be made party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine on the application that despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as to the court deems proper.

     The Company's Bylaws permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.



Item 7.  Exemption from Registration Claimed



Not Applicable

Item 8.  Exhibits.



INDEX TO EXHIBITS

-------------------------------------------------------------------------------

 Exhibit Number                Description
-------------------------------------------------------------------------------


      (3)(i)(a)                Articles of Incorporation (1)

      (3)(ii)(a)               ByLaws (1)

      (5)                      Opinion of Counsel

      (21)                     Subsidiaries of the Registrant (1)

      (23) (a)                 Consent of Counsel (Included in Exhibit 5)

      (23) (b)                 Consent of CPA

      (99) (a) Registrant's 2004 Consulting Agreement is attached to Registrant's Form 8-K of even date.

     (1) Incorporated by reference from Registrant's Form 8-A Registration Statement as filed on October 26, 2000.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

     (A) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     I Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, CANADA on February 13, 2004.



                                Magnum d'Or Resources Inc.

Dated:
February 13, 2004
By:                                             __/s/__________
                                             Reno J. Calabrigo
                                     President, Secretary and Director



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated:
February 13, 2004                   By:   /s/_____
                               Reno J. Calabrigo , Director,
                               Principal Executive Officer and Principal
                               Financial Officer

Dated:   February 13, 2004          By:  /s/________ ____
                                       Janet Winkler,
                                    Treasurer and  Director

                                                     EXHIBIT 5

                            CHRISTOPHER J. MORAN, JR.
                                 Attorney at Law
                             4625 Clary Lakes Drive
                             Roswell, Georgia 30075


    Telephone          Telecopier
(770) 518-9542     (770) 518-9640

                                          February 13, 2004


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:      Magnum d'Or Resources Inc.
         SEC File Number 005-62197
         Form S-8 Registration Statement
         Exhibit Numbers 5 and 23(a)


     Any no par value common shares of Magnum d'Or Resources Inc. sold pursuant to the captioned Form S-8 Registration Statement shall be legally issued, fully paid and non-assessable under the laws of the State of Nevada. This opinion opines upon Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

     The law firm of Christopher J. Moran, Jr., Attorney at Law consents to be named in the captioned Form S-8 Registration Statement and further consents to the use of this opinion and consent in the captioned Form S-8 Registration Statement.




                                      Christopher J. Moran, Jr.
                                      Attorney at Law


                       By:_/S/________________________
                             Christopher J. Moran, Jr.

                                                   EXHIBIT 23(b)

February 13, 2004





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     As Independent Certified Public Accountants, We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of Magnum d'Or Resources Inc. of our Audit Report dated January 19, 2004 included in the Form S-8 registration statement on Form S-8 of Magnum d'Or Resources Inc., and to all references to our Firm included in this registration statement.


Yours Truly,

  s/s Russel & Atkins, PLC
  ------------------------
Russel & Atkins, PLC
Oklahoma City, Oklahoma
February 12, 2004